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                                                                    EXHIBIT 21.1


                    SUBSIDIARIES OF CENTURY ALUMINUM COMPANY

Subsidiaries of Century Aluminum Company are:

Century Aluminum of West Virginia, Inc.

Berkeley Aluminum, Inc.

Virgin Islands Alumina Corporation, L.L.C.

Ravenswood International Sales Corporation


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